                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2023 Results; Provides 2024 Outlook

Net Sales increased 3.7%, or 4.3% Organic for Fiscal Year 2023
Third Consecutive Year of Mid-Single-Digit Organic Net Sales Growth
Returned $107 Million to Shareholders via Dividends and Share Repurchases for Fiscal Year 2023
Initiates Fiscal 2024 Outlook for growth in Organic Net Sales, Adjusted EPS and Adjusted EBITDA
Shelton, Conn - November 9, 2023 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its fourth fiscal quarter 2023 and fiscal year ended, September 30, 2023, and provided its financial outlook for fiscal 2024.

Executive Summary
•Fourth quarter net sales were $534.1 million, a decrease of 0.5% compared to the prior year period. Full year net sales were $2,251.6 million, an increase of 3.7% compared to the prior year.
•Organic net sales decreased 1.9% for the quarter and increased 4.3% for the full year. (Organic basis excludes the impact from currency movements and the impact of the Billie acquisition in the fiscal first quarter)
•GAAP Diluted net Earnings Per Share ("EPS") were $0.57 for the fourth fiscal quarter and $2.18 for fiscal year 2023.
•Adjusted EPS were $0.72, for the fourth quarter, inclusive of a $0.09 unfavorable impact from currency movements, and $2.56 for fiscal year 2023, inclusive of a $0.38 unfavorable impact from currency movements, which was up $0.37 or 14% compared to the prior year at constant currency.
•Ended the fiscal fourth quarter with $216 million in cash on hand, access to an additional $297 million revolving credit facility and a net debt leverage ratio of 3.4x.
•Returned $107 million to shareholders in the form of $75 million in share repurchases and $32 million of dividends in the fiscal year.
•Board of Directors declared a cash dividend of $0.15 per common share on November 2, 2023 for the fourth fiscal quarter.
•Fiscal 2024 outlook for approximately 2% to 4% growth in organic net sales and 7% growth in adjusted EPS, or 15% on a constant currency basis, at the midpoint of the outlook range.
The Company reports results on a GAAP and non-GAAP basis and has reconciled non-GAAP results to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“For the fiscal year, we delivered over 4% organic net sales growth and $2.56 in adjusted earnings per share, the latter of which exceeded the high-end of the outlook range we provided at the start of the year. Fiscal 2023 represents the third consecutive year of organic net sales growth above our algorithm, demonstrating the impact of our stronger portfolio of brands and meaningfully improved retail presence, and illustrating successful execution of the strategy we outlined in 2020 and the resulting transformation of Edgewell,” said Rod Little, Edgewell’s President and Chief Executive Officer. “I’m incredibly proud of the entire Edgewell team, who in the face of enormous external headwinds, remained focused on commercial and operational execution, and ultimately delivered constant currency earnings per share growth of 14% this year.” Mr. Little continued, “As we look to fiscal 2024, though the macro-environment remains challenging and uncertain, we expect to deliver another year of double-digit constant currency adjusted earnings per share growth, underpinned by an increase in organic net sales and gross margin expansion. Further, our substantial cash flow generation and strong capital allocation strategy will allow us to structurally deleverage the business, and continue to create value for our shareholders.”

Fiscal 4Q 2023 Operating Results (Unaudited)
Net sales were $534.1 million in the quarter, a decrease of 0.5%, including a $7.6 million favorable impact from currency movements. Organic net sales decreased 1.9%, as international markets decreased 2.2% and North America markets decreased 1.8%. The decline in international markets was largely as a result of previously announced inventory reduction actions in Wet Shave in Japan, which more than offset double digit growth in Sun and Skin Care, while in North America, the decline was largely attributable to a decline in Sun Care and Feminine Care.
Gross profit was $228.0 million, inclusive of a $1.7 million unfavorable impact from currency movements, as compared to $218.8 million in the prior year quarter. Gross margin as a percent of net sales was 42.7%, an increase of 190-basis points compared to the prior year period. Adjusted gross margin increased 135-basis points, or 225-basis points at constant currency, as productivity savings of approximately 265-basis points, and the benefit of higher pricing of approximately 300-basis points, more than offset gross inflationary pressures of 225-basis points as well as 115-basis points of negative mix and other.
Selling, general and administrative expense ("SG&A") was $112.4 million, or 21.0% of net sales, as compared to $98.2 million, or 18.3% of net sales in the prior year quarter. Adjusted SG&A as a percent of net sales increased 260-basis points as higher incentive compensation expense, people costs and the impact of unfavorable currency movements were only partly offset by savings realized from ongoing operational efficiency programs.
The Company recorded pre-tax restructuring expenses of $8.0 million in the quarter, consisting largely of severance, project implementation and other exit costs in support of cost efficiency programs and $2.4 million in acquisition and integration costs related to the Billie acquisition.
Advertising and sales promotion expense ("A&P") was $40.3 million, or 7.5% of net sales, a decrease of $1.0 million, compared to $41.3 million, or 7.7% of net sales in the prior year quarter.
Operating income was $51.5 million, inclusive of a $3.6 million unfavorable impact from currency movements, compared to $57.8 million in the prior year quarter. Adjusted operating income was $60.8 million, or 11.4% of net sales, compared to $66.6 million, or 12.4%, of net sales in the prior year quarter.
Interest expense associated with debt was $18.7 million, compared to $18.1 million in the prior year period. The increase in interest expense was the result of higher interest rates on the Company’s revolving credit facility compared to the prior year quarter.
Other expense (income), net was expense of $0.1 million compared to $3.7 million of income in the prior year period. Currency hedge and remeasurements gains were $1.6 million in the current quarter, compared to $4.1 million in the prior year period. Current year expense also reflects higher accounts receivable factoring costs compared to the prior year quarter.
The effective tax rate for fiscal 2023 was 22.3% compared to 19.9% in the prior year period. The adjusted effective tax rate for fiscal 2023 was 22.9%, up from the prior year period adjusted effective tax rate of 20.9%. The fiscal 2023 adjusted effective tax rate reflects an unfavorable mix of earnings in higher tax rate jurisdictions compared to prior year.
GAAP net earnings were $29.5 million or $0.57 per diluted share compared to $33.7 million or $0.64 per diluted share in the fourth quarter of fiscal 2022. Adjusted net earnings were $36.9 million or $0.72 per share, inclusive of a $0.09 unfavorable impact from currency movements, compared to $41.6 million or $0.79 per share in the prior year quarter. Adjusted EBITDA was $83.8 million, inclusive of a $6.1 million unfavorable currency impact, compared to $94.7 million in the prior year quarter.
Net cash from operating activities was $216.1 million for the twelve months ending September 30, 2023 compared to $102.0 million in the prior year period. The increase in cash from operating activities was driven by favorable changes in working capital and increased earnings.

Fiscal 4Q 2023 Operating Segment Results (Unaudited)
The following is a summary of fourth quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales decreased $2.2 million, or 0.7%. Organic net sales decreased $7.5 million or 2.3%, as growth in Women’s Systems and Disposables, was more than offset by declines in Shave Preps and Men’s Systems, in part due to lower volumes related to the previously announced inventory reduction program in Japan. Wet Shave segment profit decreased $2.9 million, or 5.1%. Organic segment profit, excluding the unfavorable impact from currency increased 1.1 million, or 1.9%, primarily reflecting higher gross profit.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Net sales increased $3.8 million, or 2.8%. Organic net sales increased $1.5 million, or 1.1%, with growth in Grooming and Wet One’s partly offset by declines in Sun Care. Organic net sales in International markets increased 10.1%, led by strong growth across Sun Care and Grooming, while in North America, organic net sales decreased 1.8%, as double digit growth in Grooming and growth in Wet One’s was more than offset by a 14.3% decline in Sun Care, driven by lower replenishment orders due to unfavorable peak season weather conditions. Segment profit increased $6.9 million, or 43.4%. Organic segment profit increased $6.0 million, or 37.7%, primarily driven by higher gross profit and lower marketing expense.
Feminine Care (Tampons, Pads, and Liners)
Net sales decreased $4.4 million, or 5.7%, and organic net sales decreased $4.4 million, or 5.7%, as growth in Liners was more than offset by a decline in Tampons, largely reflective of the impact of competitive product out-of-stocks in the prior year quarter and retailer inventory reductions this fiscal quarter. Segment profit decreased $0.8 million, or 6.6%. Organic segment profit decreased $0.7 million, or 5.8%, as higher gross profit was more than offset by higher marketing expense.

Fiscal 2023 Operating Results (Unaudited)
Net sales were $2,251.6 million, an increase of 3.7%, including a net benefit of $12.0 million or 0.6% from the acquisition of Billie and a $26.1 million, or 1.2% unfavorable impact due to currency movements. Organic net sales increased 4.3%, reflecting growth in all segments, as increased pricing was only partly offset by a slight decrease in volumes. International markets increased 6.2%, reflecting both volume and price gains and driven by strong double digit growth in Sun and Skin Care and low single digit growth in Wet Shave. North America markets increased 3.3%, with growth in Sun Care, Feminine Care, Grooming and Wet One’s partly offset by a slight decline in Wet Shave.
Gross Profit was $938.4 million, inclusive of a $33.7 million unfavorable impact from currency movements, compared to $879.4 million in the prior year. Gross margin as a percent of net sales was 41.7%, an increase of 120-basis points compared to the prior year period. Adjusted gross margin decreased 20-basis points, or increased 80-basis points at constant currency, as productivity savings of approximately 230-basis points, and higher pricing of 305-basis points, more than offset gross inflationary pressures of approximately 400-basis points and 55-basis points of negative mix and other.
Selling, general and administrative expense ("SG&A") was $409.6 million, or 18.2% of net sales, as compared to $389.1 million, or 17.9% of net sales in the prior year. Adjusted SG&A as a percent of net sales increased 50-basis points as higher incentive compensation expense, people costs and travel expense was only partly offset by the benefits of leverage, operational efficiency programs and favorable currency movements.
A&P was $229.1 million, down $9.2 million from the prior year. A&P as a percent of net sales decreased to 10.2% from 11.0% in the prior year.
Operating income, was $224.6 million, inclusive of a $26.6 million unfavorable impact from currency movements, compared to $181.2 million in the prior year. Adjusted operating income increased 5.7% to $243.5 million, or 10.8% of net sales, compared to $230.3 million, or 10.6% of net sales in the prior year. Adjusted operating margins increased 20-basis points, or 130-basis points at constant currency.
Interest expense associated with debt was $78.5 million, compared to $71.4 million in the prior year period. The increase in interest expense was the result of higher interest rates and a higher overall average debt balance on the Company’s revolving credit facility compared to the prior year.

Other expense (income), net was expense of $0.8 million compared to income of $13.2 million in fiscal 2022, which included currency hedge and remeasurement gains of $12.7 million in fiscal 2023 compared to $11.5 million in fiscal 2022. Current year expense includes higher accounts receivable factoring expense, recognition of pension expense in the current year, including the loss on the Canada Plan of $7.9 million compared to a pension benefit in the prior year. On an adjusted basis, income was $7.1 million compared to income of $15.0 million in the prior year.
GAAP net earnings were $112.9 million or $2.18 per diluted share compared to $98.6 million or $1.84 per diluted share in fiscal 2022. Adjusted net earnings were $132.7 million or $2.56 per share, inclusive of a $0.38 unfavorable impact from currency movements, compared to $137.6 million or $2.57 per share in the prior year, an increase of 14% at constant currency. Adjusted EBITDA was $339.8 million, inclusive of a $25.4 million unfavorable currency impact, compared to $335.1 million in the prior year, an increase of 9% at constant currency.

Capital Allocation
On November 2, 2023, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the fourth fiscal quarter. The dividend will be payable on January 4, 2024 to shareholders of record as of the close of business on December 6, 2023. During the fourth quarter of fiscal 2023, the Company paid dividends totaling $7.7 million to stockholders.
During the fourth quarter of fiscal 2023, the Company completed share repurchases of approximately 0.8 million shares at a total cost of $30.0 million. For fiscal 2023, the Company completed share repurchases of 1.9 million at a cost of $75.2 million. As of September 30, 2023 the Company had 4.6 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.

Full Fiscal Year 2024 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2024:

•Reported net sales are expected to increase in the range of approximately 1% to 3%
◦Includes an estimated 60-basis point negative impact from currency movements
•Organic net sales are expected to increase approximately 2% to 4%
~~•~~GAAP EPS is expected to be in the range of $2.20 to $2.40
◦Includes: Restructuring re-positioning charges*, Acquisition and integration costs, Sun Care reformulation, and Corporate project costs*
•Adjusted EPS is expected to be in the range of $2.65 to $2.85
◦Includes an estimated $0.20 EPS unfavorable impact from foreign currency movements
◦Adjusted EPS at constant currency expected to increase 15% at the mid-point of the range
◦Adjusted gross margin is expected to increase approximately 80-basis points to the prior year
◦Adjusted operating margin is expected to increase approximately 50-basis points
◦The EPS outlook reflects the impact of share repurchases of approximately $50 million
◦Expect approximately 70% of adjusted earnings to be generated in the 2nd half of the fiscal year.
•Adjusted EBITDA is expected to be in the range of $340 to $352 million
◦Includes an estimated $14 million unfavorable impact from foreign currency changes
◦Adjusted EBITDA at constant currency expected to increase 6% at the mid-point of the range
•Other Expense, net is expected to be approximately $3 million
•Interest expense, net is expected to be approximately $78 million
•Adjusted effective tax rate is expected to be approximately 22%
•Total depreciation and amortization expense expected to be approximately $93 million
•Capital expenditures expected to be approximately 2.5% to 3.0% of net sales
•Free cash flow is expected to be approximately $170 million

* In fiscal 2024, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and re-positioning actions. As a result of these actions, the Company expects to incur pre-tax charges of approximately $19 million for the full fiscal year.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 7,000 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates, including the completion of the audit of the Company’s financial statements for the fiscal year ended September 30, 2023. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 16, 2022.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring and related costs, acquisition and integration costs, stock keeping unit (“SKU”) rationalization, Sun Care reformulation, income from resolution of legal matters, pension settlement expense, value-added tax (“VAT”) settlement costs and at times management excludes other costs or income. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2024 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions. The following items are excluded when analyzing non-GAAP measures: restructuring and related costs, acquisition and integration costs, SKU rationalization charges, Sun Care reformulation, income from resolution of legal matters, pension settlement expense, VAT settlement costs, and at times management excludes other costs and income.
◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities transactions not denominated in local currency.

•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of acquisitions.
◦Organic net sales was unfavorably impacted in October and November of fiscal 2023 by the Billie acquisition as sales that were previously reported as third party sales to Billie are now included as inter-company sales.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as gross debt less cash. Net debt leverage ratio is defined as net debt less cash divided by trailing twelve month adjusted EBITDA.

Basis of Presentation. The financial results included herein represent the most current information available to management and are preliminary until the Company’s Annual Report on Form 10-K is filed with the SEC. Actual results may differ from these preliminary results and are subject to the completion of year-end accounting procedures and adjustments and the audit of the Company’s consolidated financial statements.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022

Net sales	$534.1	$536.9	$2,251.6	$2,171.7
Cost of products sold	306.1	318.1	1,313.2	1,292.3
Gross profit	228.0	218.8	938.4	879.4

Selling, general and administrative expense	112.4	98.2	409.6	389.1
Advertising and sales promotion expense	40.3	41.3	229.1	238.3
Research and development expense	15.9	15.4	58.5	55.5
Restructuring charges	7.9	6.1	16.6	15.3
Operating income	51.5	57.8	224.6	181.2
Interest expense associated with debt	18.7	18.1	78.5	71.4
Other expense (income), net	0.1	(3.7)	0.8	(13.2)
Earnings before income taxes	32.7	43.4	145.3	123.0
Income tax provision	3.2	9.7	32.4	24.4
Net earnings	$29.5	$33.7	$112.9	$98.6

Earnings per share:
Basic net earnings per share	$0.58	$0.65	2.21	1.86
Diluted net earnings per diluted share	$0.57	$0.64	$2.18	$1.84

Weighted-average shares outstanding:
Basic	50.6	51.8	51.2	53.1
Diluted	51.3	52.5	51.8	53.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2023	September 30, 2022
Assets
Current assets
Cash and cash equivalents	$216.4	$188.7
Trade receivables, less allowance for doubtful accounts	106.2	136.9
Inventories	492.4	449.3
Other current assets	147.4	167.3
Total current assets	962.4	942.2
Property, plant and equipment, net	337.9	345.5
Goodwill	1,331.4	1,322.2
Other intangible assets, net	973.8	996.6
Other assets	135.2	106.6
Total assets	$3,740.7	$3,713.1

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$19.5	$19.0
Accounts payable	205.3	237.3
Other current liabilities	308.9	291.7
Total current liabilities	533.7	548.0
Long-term debt	1,360.7	1,391.4
Deferred income tax liabilities	136.4	140.4
Other liabilities	178.6	173.6
Total liabilities	2,209.4	2,253.4
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,593.8	1,604.3
Retained earnings	1,012.9	931.7
Common shares in treasury at cost	(906.1)	(860.9)
Accumulated other comprehensive loss	(170.0)	(216.1)
Total shareholders' equity	1,531.3	1,459.7
Total liabilities and shareholders' equity	$3,740.7	$3,713.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Twelve Months Ended September 30,
	2023	2022
Cash Flow from Operating Activities
Net earnings	$112.9	$98.6
Depreciation and amortization	91.4	89.9
Share-based compensation expense	27.5	23.8
Deferred income taxes	(4.5)	(13.7)
Deferred compensation payments	(4.9)	(7.3)
Defined benefit settlement loss	7.9	—
Loss on sale of assets	2.5	1.5
Other, net	(23.5)	(9.8)
Changes in current assets and liabilities used in operations	6.8	(81.0)
Net cash from operating activities	216.1	102.0

Cash Flow from Investing Activities
Capital expenditures	(49.5)	(56.4)
Acquisitions, net of cash acquired	—	(309.4)
Proceeds from sale of Infant and Pet Care business	—	5.0
Collection of deferred purchase price from accounts receivable sold	2.7	6.9
Other, net	(3.7)	(1.5)
Net cash used by investing activities	(50.5)	(355.4)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	841.0	707.0
Cash payments on debt with original maturities greater than 90 days	(874.0)	(552.0)
Net decrease in debt with original maturities of 90 days or less	—	(3.9)
Dividends paid	(31.5)	(32.6)
Employee shares withheld for taxes	(9.0)	(10.7)
Repurchase of shares	(75.2)	(125.3)
Net increase (decrease) from activity for the Accounts Receivable Facility	2.3	(0.8)
Other, net	(0.1)	0.7
Net cash used by financing activities	(146.5)	(17.6)

Effect of exchange rate changes on cash	8.6	(19.5)

Net increase (decrease) in cash and cash equivalents	27.7	(290.5)
Cash and cash equivalents, beginning of period	188.7	479.2
Cash and cash equivalents, end of period	$216.4	$188.7

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, restructuring and related costs, acquisition and integration costs, stock keeping unit (“SKU”) rationalization charges, Sun Care reformulation, income from resolution of legal matters, VAT settlement costs, pension settlement expense, and at times management excludes other costs and income, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the acquisition of Billie on November 29, 2021.
Segment net sales and profitability are presented below:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Net Sales
Wet Shave	$322.9	$325.1	$1,230.9	$1,242.5
Sun and Skin Care	138.0	134.2	705.5	638.5
Feminine Care	73.2	77.6	315.2	290.7
Total net sales	$534.1	$536.9	$2,251.6	$2,171.7

Segment Profit
Wet Shave	$54.6	$57.4	$157.2	$174.0
Sun and Skin Care	22.8	15.9	136.9	108.5
Feminine Care	11.2	12.1	48.9	31.2
Total segment profit	88.6	85.4	343.0	313.7
General corporate and other expenses	(20.1)	(11.2)	(68.7)	(54.0)
Restructuring and related costs (1)	(8.0)	(6.4)	(17.1)	(16.2)
Acquisition and integration costs (2)	(2.4)	(1.9)	(7.5)	(9.9)
SKU Rationalization (3)	1.7	—	1.7	(22.5)
Sun Care reformulation (4)	(0.2)	(0.5)	(1.9)	(4.6)
Legal matters, net income (5)	—	—	6.3	7.5
Value-added tax settlement costs (6)	—	—	—	(3.4)
Pension settlement (7)	(0.7)	(1.8)	(7.9)	(1.8)
Other (8)	(0.4)	—	(0.4)	—
Amortization of intangibles	(7.7)	(7.6)	(30.8)	(29.4)
Interest and other expense, net	(18.1)	(12.6)	(71.4)	(56.4)
Total earnings before income taxes	$32.7	$43.4	$145.3	$123.0
(1)Includes nil and $0.1 included within COGS and $0.1 and $0.2 within SG&A for the three months ended September 30, 2023 and 2022, respectively, of restructuring and related costs related to actions to strengthen our operating model. Also includes $0.2 and $0.1 included within COGS and $0.3 and $0.8 within SG&A for the twelve months ended September 30, 2023 and 2022, respectively.
(2)Includes SG&A of $2.4 and $1.9 for the three months ended September 30, 2023 and 2022, respectively, related to integration expenses associated with acquisitions. Also includes SG&A of $7.5 and $9.1 for the twelve months ended September 30, 2023 and 2022, respectively, related to integration expenses associated with acquisitions and Cost of products sold of nil and $0.8 related to the valuation of acquired inventory for the twelve months ended September 30, 2023 and 2022 respectively.
(3)We released a reserve of $1.7 in the three and twelve months ended September 30, 2023, related to certain accrued expenses associated with the write-off of inventory related to these SKUs. Wet Ones products are included within the Sun and Skin Care segment. In the twelve months ended September 30, 2022, we recorded a charge of $22.5 in COGS sold for the write-off of certain Wet Ones SKUs and related contract termination charges.
(4)Includes pre-tax research and development (“R&D”) costs of $1.6 and $3.3 for the three and twelve months ended September 30, 2023. We also released a reserve of $1.4 in both the three and twelve months ended September 30, 2023, related to certain accrued expenses associated with the recall and destruction of certain Sun Care products. Includes pre-tax R&D of $0.5 and $1.1 for three and twelve months ended September 30, 2022 and pre-tax COGS of nil and $3.5 for three and twelve months ended September 30, 2022, respectively, related to the reformulation, recall, and destruction of certain Sun Care products.
(5)Includes pre-tax SG&A of nil and $6.3 for the three and twelve months ended September 30, 2023, respectively and nil and $7.5 for the three and twelve months ended September 30, 2023 and 2022, respectively, related to the resolution of legal matters.
(6)Includes pre-tax SG&A of nil and $3.4 for the three and twelve months ended September 30, 2022, respectively, related to the estimated settlement of prior years’ value-added tax audits in Germany.
(7)Includes pre-tax Other expense (income), net of 0.7 and 1.8 for the three months ended September 30, 2023 and 2022, respectively, and $7.9 and $1.8 for the twelve months ended September 30, 2023 and 2022, respectively, related to pension settlement expenses.
(8)Includes pre-tax SG&A of $0.4 for the three and twelve months ended September 30, 2023, related to the write off of assets associated with a prior year divestiture.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Three Months Ended September 30, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$228.0	$112.4	$51.5	$32.7	$3.2	$29.5	$0.57
Restructuring and related costs	—	0.1	8.0	8.0	2.0	6.0	0.12
Acquisition and integration costs	—	2.4	2.4	2.4	0.6	1.8	0.04
SKU rationalization	(1.7)	—	(1.7)	(1.7)	(0.4)	(1.3)	(0.03)
Sun Care reformulation (2)	(1.4)	—	0.2	0.2	0.1	0.1	—
Pension settlement	—	—	—	0.7	0.2	0.5	0.01
Other costs	—	0.4	0.4	0.4	0.1	0.3	0.01
Total Adjusted Non-GAAP	$224.9	$109.5	$60.8	$42.7	$5.8	$36.9	$0.72
				Adjusted Non-GAAP Constant Currency			$0.81

GAAP as a percent of net sales	42.7%	21.0%	9.6%	GAAP effective tax rate		9.7%
Adjusted as a percent of net sales	42.1%	20.5%	11.4%	Adjusted effective tax rate		13.8%
Adjusted Constant Currency as a percent of net sales	43.0%		12.2%

Twelve Months Ended September 30, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$938.4	$409.6	$224.6	$145.3	$32.4	$112.9	$2.18
Restructuring and related costs	0.2	0.3	17.1	17.1	4.4	12.7	0.24
Acquisition and integration costs	—	7.5	7.5	7.5	1.8	5.7	0.11
SKU rationalization	(1.7)	—	(1.7)	(1.7)	(0.4)	(1.3)	(0.03)
Sun Care reformulation costs (2)	(1.4)	—	1.9	1.9	0.5	1.4	0.03
Legal matters, net income	—	(6.3)	(6.3)	(6.3)	(1.5)	(4.8)	(0.09)
Pension settlement expense	—	—	—	7.9	2.1	5.8	0.11
Other costs	$—	$0.4	$0.4	$0.4	$0.1	$0.3	$0.01
Total Adjusted Non-GAAP	$935.5	$407.7	$243.5	$172.1	$39.4	$132.7	$2.56
				Adjusted Non-GAAP Constant Currency			$2.94

GAAP as a percent of net sales	41.7%	18.2%	10.0%	GAAP effective tax rate		22.3%
Adjusted as a percent of net sales	41.5%	18.1%	10.8%	Adjusted effective tax rate		22.9%
Adjusted Constant Currency as a percent of net sales	42.5%		11.9%

Three Months Ended September 30, 2022
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$218.8	$98.2	$57.8	$43.4	$9.7	$33.7	0.64
Restructuring and related charges	0.1	0.2	6.4	6.4	1.7	4.7	0.08
Acquisition and integration costs	—	1.9	1.9	1.9	0.5	1.4	0.03
Sun Care reformulation	—	—	0.5	0.5	0.1	0.4	0.01
Pension settlement expense	—	—	—	1.8	0.4	1.4	0.03
Total Adjusted Non-GAAP	$218.9	$96.1	$66.6	$54.0	$12.4	$41.6	$0.79

GAAP as a percent of net sales	40.8%	18.3%	10.8%	GAAP effective tax rate		22.4%
Adjusted as a percent of net sales	40.8%	17.9%	12.4%	Adjusted effective tax rate		23.0%

Twelve Months Ended September 30, 2022
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$879.4	$389.1	$181.2	$123.0	$24.4	$98.6	$1.84
Restructuring and related costs	0.1	0.8	16.2	16.2	4.2	12.0	0.23
Acquisition and integration costs	0.8	9.1	9.9	9.9	1.3	8.6	0.16
SKU rationalization	22.5	—	22.5	22.5	5.5	17.0	0.32
Sun Care reformulation costs	3.5	—	4.6	4.6	1.2	3.4	0.06
Legal matters, net income	—	(7.5)	(7.5)	(7.5)	(1.8)	(5.7)	(0.11)
Value-added tax settlement costs	—	3.4	3.4	3.4	1.1	2.3	0.04
Pension settlement expense	—	—	—	1.8	0.4	1.4	0.03
Total Adjusted Non-GAAP	$906.3	$383.3	$230.3	$173.9	$36.3	$137.6	$2.57

GAAP as a percent of net sales	40.5%	17.9%	8.3%	GAAP effective tax rate		19.9%
Adjusted as a percent of net sales	41.7%	17.6%	10.6%	Adjusted effective tax rate		20.9%
(1)EBIT is defined as Earnings (loss) before income taxes.
(2)Also includes pre-tax R&D costs of $1.6 and $3.3 related to the reformulation, recall, and destruction of certain Sun Care products

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The impact of acquisition includes the operations of Billie which was acquired in November 2021 and included in the Wet Shave segment. The following tables present changes in net sales and segment profit for the fourth quarter and fiscal year 2023, as compared to the corresponding period in the prior year.

Net Sales (In millions - Unaudited)
Three Months Ended September 30, 2023

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q4 '22	$325.1		$134.2		$77.6		$536.9
Organic	(7.5)	(2.3)%	1.5	1.1%	(4.4)	(5.7)%	(10.4)	(1.9)%
Impact of currency	5.3	1.6%	2.3	1.7%	—	—%	7.6	1.4%
Net Sales - Q4 '23	$322.9	(0.7)%	$138.0	2.8%	$73.2	(5.7)%	$534.1	(0.5)%

Net Sales (In millions - Unaudited)
Twelve Months Ended September 30, 2023

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - FY '22	$1,242.5		$638.5		$290.7		$2,171.7
Organic	0.6	—%	68.1	10.7%	25.3	8.7%	94.0	4.3%
Impact of acquisition	12.0	1.0%	—	—%	—	—%	12.0	0.6%
Impact of currency	(24.2)	(1.9)%	(1.1)	(0.2)%	(0.8)	(0.3)%	(26.1)	(1.2)%
Net Sales - FY '23	$1,230.9	(0.9)%	$705.5	10.5%	$315.2	8.4%	$2,251.6	3.7%
Organic net sales were impacted in fiscal 2023 by the change in classification of sales from third party to intercompany as a result of the Billie acquisition in fiscal 2022. The impact of the Billie acquisition, net is calculated as Billie net third party sales after the acquisition date less shipments to Billie by the Company in the comparable prior year period, which totaled $12.0.

Segment Profit (In millions - Unaudited)
Three Months Ended September 30, 2023

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q4 '22	$57.4		$15.9		$12.1		$85.4
Organic	1.1	1.9%	6.0	37.7%	(0.7)	(5.8)%	6.4	7.5%
Impact of currency	(4.0)	(7.0)%	0.9	5.7%	(0.1)	(0.8)%	(3.2)	(3.7)%
Segment Profit - Q4 '23	$54.5	(5.1)%	$22.8	43.4%	$11.3	(6.6)%	$88.6	3.8%

Segment Profit (In millions - Unaudited)
Twelve Months Ended September 30, 2023

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - FY '22	$174.0		$108.5		$31.2		$313.7
Organic	8.7	5.0%	28.5	26.3%	18.7	59.9%	55.9	17.8%
Impact of currency	(25.5)	(14.7)%	(0.1)	(0.1)%	(1.0)	(3.2)%	(26.6)	(8.5)%
Segment Profit - FY '23	$157.2	(9.7)%	$136.9	26.2%	$48.9	56.7%	$343.0	9.3%
For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	September 30, 2023	September 30, 2022
Notes payable	$19.5	$19.0
Long-term debt	1,360.7	1,391.4
Gross debt	$1,380.2	$1,410.4
Less: Cash and cash equivalents	216.4	188.7
Net Debt	$1,163.8	$1,221.7

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Net earnings	$29.5	$33.7	$112.9	$98.6
Income tax provision	3.2	9.7	32.4	24.4
Interest expense, net	17.9	17.9	76.4	71.3
Depreciation and amortization	23.2	22.8	91.3	89.9
EBITDA	$73.8	$84.1	$313.0	$284.2

Restructuring and related costs	8.0	6.4	17.1	16.2
Acquisition and integration costs	2.4	1.9	7.5	9.9
SKU Rationalization	(1.7)	—	(1.7)	22.5
Sun Care reformulation	0.2	0.5	1.9	4.6
Legal matters, net income	—	—	(6.3)	(7.5)
Value-added tax settlement costs	—	—	—	3.4
Pension settlement expense	0.7	1.8	7.9	1.8
Other	0.4	—	0.4	—
Adjusted EBITDA	$83.8	$94.7	$339.8	$335.1

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2024 results:

Adjusted EPS Outlook
Fiscal 2024 GAAP EPS	approx.	$2.20 - $2.40

Restructuring and repositioning costs	approx.	0.37
Acquisition and integration costs	approx.	0.05
Sun Care reformulation costs	approx.	0.15
Other costs	approx.	0.03
Income taxes(1)	approx.	(0.15)

Fiscal 2024 Adjusted EPS Outlook (Non-GAAP)	approx.	$2.65 - $2.85
(1)Income tax effect of the adjustments to Fiscal 2024 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2024 GAAP Net Income	approx.	$109 - $121
Income tax provision	approx.	31
Interest expense, net	approx.	75
Depreciation and amortization	approx.	93
EBITDA	approx.	$308 - $320

Restructuring and repositioning costs	approx.	19
Acquisition and integration costs	approx.	3
Sun Care reformulation costs	approx.	8
Other costs	approx.	2
Fiscal 2024 Adjusted EBITDA	approx.	$340 - $352